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Exhibit (a)(1)(A)

Offer to Purchase for Cash
All Outstanding Limited Partnership Units
of
KIEWIT INVESTMENT FUND LLLP
at the Net Asset Value per Unit less $35 per Unit
by
KIEWIT FINANCE GROUP INC.,
a wholly-owned subsidiary of PETER KIEWIT SONS', INC.

The Tender Offer (as defined herein) and withdrawal rights will expire at 11:59 p.m. (Central Time) on November 30, 2011, unless the Tender Offer is extended (the "Expiration Date"). The Tender Offer is not conditioned on any minimum number of Units being tendered. However, it is a condition to the consummation of the Tender Offer that following such consummation there will be fewer than 100 Unitholders (as defined herein).

        Kiewit Finance Group Inc., a Delaware corporation (the "Company"), is offering to purchase all of the outstanding limited partnership units ("Units") of Kiewit Investment Fund LLLP, a Delaware limited liability limited partnership (the "Fund"), for cash, at a price equal to the net asset value ("NAV") per Unit determined as of the Expiration Date (November 30, 2011 unless the Tender Offer is extended) less $35 per Unit (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase, dated November 1, 2011 (which, together with any amendments and supplements thereto, collectively constitute this "Offer to Purchase"), and in the related letter of transmittal (as it may be amended or supplemented, the "Letter of Transmittal") (which, together with this Offer to Purchase, constitute the "Tender Offer").

        The Company is a wholly-owned subsidiary of Peter Kiewit Sons', Inc. ("PKS"). PKS is engaged in the construction and mining businesses and is the successor of a construction business enterprise founded in Omaha, Nebraska in 1884. The Fund is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as a non-diversified, closed-end management investment company. The Fund is operated as an "employees' securities company" under the 1940 Act and was designed as a long-term investment vehicle primarily for current full-time employees of PKS and its affiliates who are participants in the Peter Kiewit Sons', Inc. Employee Ownership Plan (the "Kiewit Plan"), former employees of PKS and its affiliated companies who were participants in the Kiewit Plan or were holders of PKS' $0.01 par value common stock, members of each such person's immediate family and certain specified qualified investment vehicles of such current and former employees.

        A special meeting of the board of directors of the Fund (the "Fund Board") was held on June 28, 2011. At this meeting, the Fund Board voted unanimously to dissolve and liquidate the Fund. To facilitate the dissolution of the Fund, the Fund Board adopted a plan of liquidation (the "Plan"). In accordance with the Plan and the Amended and Restated Limited Partnership Agreement of the Fund (the "Partnership Agreement"), the Fund has commenced liquidating its assets. Approximately 86.79% of the Fund's assets (as a percentage of the Fund's portfolio immediately prior to the commencement of the liquidation process on June 30, 2011) have been sold or redeemed to date. The Fund's remaining investments, however, are comprised of ownership interests in partnerships, many of which require advance notification prior to the Fund's ability to withdraw its investment or which impose fees for the withdrawal of an investment prior to a specified time period. Additionally, some partnerships also have internal "side pocket" investments that may remain illiquid for substantial periods. As a result, it may take several years to fully liquidate the Fund's remaining investments. In order to offer holders of the Fund's Units (the "Unitholders" or the "Limited Partners") the ability to receive payment for their Units prior to the conclusion of the liquidation process, and to make 2011 the final tax year that tendering Unitholders will need to extend their tax returns for Fund related items, the

Company is offering to purchase any and all Units for cash, at the Offer Price. The Fund has previously indicated that it does not intend to conduct any further semi-annual tender offers to provide liquidity during the liquidation process. Therefore, Limited Partners who do not participate in the Tender Offer will receive distributions only as the Fund's remaining assets are liquidated and will be exposed to the investment return (whether positive or negative) of a limited number of issuers and the performance of the Fund may be increasingly volatile.

        The Offer Price will be equal to the NAV per Unit as of the Expiration Date (November 30, 2011 unless the Tender Offer is extended) minus $35 per Unit (which is the estimated amount per Unit it will cost the Fund to operate during the liquidation process (assuming the Fund is no longer registered under the 1940 Act), including estimated expenses related to the liquidation and the Company's Tender Offer related expenses). Following the consummation of the purchase of Units in the Tender Offer, the Company intends to cause the Fund to deregister as an investment company under the 1940 Act and to operate as a private investment fund during the remainder of the liquidation and dissolution process. Once the Fund has completed the deregistration process, the Fund will no longer be subject to the regulatory requirements imposed on registered investment companies by the 1940 Act and any remaining Unitholders would not receive the benefit of the shareholder-protective measures imposed by the 1940 Act. The Company estimates that this deregistration will save the Fund between approximately $1,400,000 to $1,600,000 ($125 to $150 per Unit) in operating costs through the Fund's liquidation process, which costs would otherwise be borne by the Fund and the Unitholders.

        The NAV per Unit as of October 31, 2011 was $2,064.32. The NAV may fluctuate between October 31, 2011 and the Expiration Date. You will not know the NAV per Unit as of the Expiration Date prior to the expiration of the Tender Offer. Limited Partners who decide not to tender their Units should understand that because the estimated fair market value of the Fund's investments in the partnerships described above is likely to fluctuate, the actual value of the underlying assets that the Fund will receive upon liquidation may be more or less than you would have received if you had tendered your Units for the Offer Price in the Tender Offer. Limited Partners who do not tender their Units will also bear the remaining costs and expenses of the liquidation and dissolution process. Therefore, it is possible that if you tender your Units in the Tender Offer you will receive more or less per Unit than you would receive if you held your Units throughout the liquidation process and received the proceeds from the liquidation as the underlying assets are sold.

        Limited Partners who wish to participate in the Tender Offer must tender all of the Units held by that Limited Partner. Partial tenders will not be accepted.

        The Tender Offer is not conditioned on any minimum number of Units being tendered. However, it is a condition to the consummation of the Tender Offer that following consummation of the Tender Offer there will be fewer than 100 Unitholders. The Tender Offer is not subject to any financing condition. See Section 8—"Conditions to the Tender Offer".

        Units are subject to substantial transfer and ownership restrictions. Units are not listed or traded on any securities exchange or other securities market, and there is no secondary market for Units.

        The Fund Board has unanimously recommended that the Limited Partners tender their Units in the Tender Offer. The full text of the Fund Board's recommendation, and reasons supporting such recommendation, are included in the Fund's Schedule 14D-9. In making your decision whether or not to tender, you should carefully read the Schedule 14D-9 together with the information in this Offer to Purchase and in the related Letter of Transmittal.

2

IMPORTANT INFORMATION

        To tender your Units, you must complete and sign the Letter of Transmittal and send the completed Letter of Transmittal to the Company at Kiewit Plaza, 3555 Farnam Street, Omaha, Nebraska 68131, together with any other documents required by the Letter of Transmittal so that it is received by the Company before 11:59 p.m. (Central Time) on the Expiration Date. The Company reserves the absolute right to reject tenders it determines not to be in proper form. If you do not wish to tender your Units, do not fill out the Letter of Transmittal.

This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Tender Offer.

Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of the Tender Offer or passed upon the merits or fairness of the Tender Offer or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

November 1, 2011

3

 SUMMARY TERM SHEET

        This summary term sheet highlights selected information from this Offer to Purchase and may not contain all of the information that is important to you. To understand the Tender Offer fully, you should read carefully this Offer to Purchase and the related Letter of Transmittal in their entirety. The information concerning the Fund contained in this Offer to Purchase has been provided to the Company by the Fund or has been taken from or is based upon publicly available documents of the Fund on file with the SEC. The Company has not independently verified the accuracy and completeness of such information. The Company has no knowledge that would indicate that any statement contained herein relating to the Fund is untrue or incomplete in any material respect.

        Unitholders should take note of the following information and dates in connection with the Tender Offer:

Securities Sought:	All issued and outstanding Units of Kiewit Investment Fund LLLP
Price Offered per Unit:	Net Asset Value Per Unit as of the Expiration Date, less $35
Expiration Date:	11:59p.m. (Central Time) on November 30, 2011, unless the offer is extended or previously terminated
Purchaser:	Kiewit Finance Group Inc., a Delaware corporation
Q:
Who is Offering to buy my Units?

A:
The Company is offering to purchase all of the Units of the Fund, for cash, at the Offer Price (equal to the NAV per Unit as of the Expiration Date (November 30, 2011 unless the Tender Offer is extended)) minus $35 per Unit (which is the estimated amount per Unit it will cost the Fund to operate during the liquidation process (assuming the Fund is no longer registered under the 1940 Act), including estimated expenses related to the liquidation and the Company's Tender Offer related costs), upon the terms and subject to the conditions set forth in this Tender Offer.

  The Company is a wholly-owned subsidiary of PKS. PKS is engaged in the construction and mining businesses and is the successor of a construction business enterprise founded in Omaha, Nebraska in 1884. Kiewit Investment Holdings Inc., a wholly owned subsidiary of PKS, is the Fund's general partner (the "General Partner"). The General Partner has delegated to the Fund Board substantially all of its rights, duties and powers to manage the affairs of the Fund, including those that may be vested in the board of directors of a corporation organized under Delaware law. As such, the Fund Board exercises the powers, authority and responsibilities on behalf of the Fund that are substantially identical to the powers, authority and responsibilities that are customarily exercised by the "board of directors" of an investment company registered under the 1940 Act that is organized as a Delaware corporation. Therefore, neither PKS nor the Company believes that PKS, the Company, or the General Partner is an "affiliate" of the Fund.

Q:
What is the Fund?

A:
The Fund is a Delaware limited liability limited partnership, registered as a non-diversified, closed-end management investment company under the 1940 Act. The Fund is operated as an "employees' securities company" under the 1940 Act. The Fund was designed as a long-term investment vehicle primarily for current full-time employees of PKS and its affiliated companies who are participants in the Kiewit Plan, former employees of PKS and its affiliated companies who were participants in the Kiewit Plan or were holders of PKS's $0.01 par value common stock, members of each such person's immediate family and certain specified qualified investment vehicles of such current and former employees.

Q:
What is the status of the Fund's liquidation process?

A:
A special meeting of the Fund Board was held on June 28, 2011. At this meeting, the Fund Board voted unanimously to dissolve and liquidate the Fund.

  To facilitate the dissolution of the Fund, the Fund Board adopted the Plan. In accordance with the Plan and the Partnership Agreement, the Fund has commenced liquidating its assets. Approximately 86.79% of the Fund's assets (as a percentage of the Fund's portfolio immediately prior to the commencement of the liquidation process on June 30, 2011) have been sold or redeemed to date. The Fund's remaining investments, however, are comprised of ownership interests in partnerships, many of which require advance notification prior to the Fund's ability to withdraw its investment or which impose fees for the withdrawal of an investment prior to a specified time period. Additionally, some partnerships also have internal "side pocket" investments that may remain illiquid for substantial periods. As a result, it may take several years to fully liquidate these investments.

Q:
What is the Tender Offer and what are the classes and amounts of securities sought in the Tender Offer?

A:
In the Tender Offer, the Company is offering to purchase all outstanding Units, for cash, at the Offer Price, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal. The Units are the Fund's only outstanding class of securities.

Q:
How much will I receive if my Units are purchased in the Tender Offer?

A:
The Company will purchase all Units that are tendered and accepted for purchase in the Tender Offer at the Offer Price. The Offer Price will be equal to the NAV per Unit as of the Expiration Date (November 30, 2011 unless the Tender Offer is extended) minus $35 per Unit (which is the estimated amount per Unit it will cost the Fund to operate during the liquidation process (assuming the Fund is not longer registered under the 1940 Act), including estimated expenses related to the liquidation and the Company's Tender Offer related costs). The Company will not pay interest on the Offer Price under any circumstances.

Q:
How and when will the Company pay for tendered Units?

A:
For Limited Partners who validly tender Units, promptly after the Company's acceptance of Units for purchase (early December 2011 unless the Tender Offer is extended), it will deliver payment by check to such Limited Partners.

Q:
Why is the Company conducting the Tender Offer?

A:
The Company is conducting the Tender Offer in connection with the liquidation of the Fund in order to offer Unitholders the ability to receive payment for their Units prior to the conclusion of the liquidation process, and to make 2011 the final tax year that tendering Unitholders will need to extend their tax returns for Fund related items. Following the consummation of the Tender Offer, the Company does not anticipate that the Fund would conduct any further semi-annual tender offers for Units that remain outstanding.

Q:
What effect will the Tender Offer have on the Fund's registration under the 1940 Act?

A:
It is a condition to the consummation of the Tender Offer that following consummation there will be fewer than 100 Unitholders. Following the consummation of the Tender Offer, the Company intends to cause the Fund to deregister as an investment company under the 1940 Act and to operate as a private investment fund during the remainder of the liquidation and dissolution process. Following the deregistration process, the Fund will no longer be subject to the regulatory requirements imposed on registered investment companies by the 1940 Act and any remaining Unitholders would not receive the benefit of the shareholder-protective measures imposed by the 1940 Act. The Company estimates that this deregistration will save the Fund between approximately $1,400,000 to $1,600,000 ($125 to $150 per Unit) in operating costs through the Fund's liquidation process, which costs would otherwise be borne by the Fund and the Unitholders.

Q:
If I decide not to tender, what will happen to my Units if the Tender Offer is completed?

A:
If you decide not to tender your Units, following the completion of the Tender Offer you will still own the same number of Units that you held prior to the commencement of the Tender Offer. The Company's purchase of Units in the Tender Offer will reduce the number of Unitholders and following the Tender Offer the Company intends to cause the Fund to deregister as an investment company under the 1940 Act, as described above.

  In addition, the Fund will liquidate pursuant to and in accordance with the Plan and the Partnership Agreement, and you will receive distributions from the proceeds from the liquidation (net of expenses), in such amount as you are entitled pursuant to the Partnership Agreement and pro rata to the amount of Units you hold, over the course and ending upon completion of the liquidation process. During this time you, as a Unitholder in the Fund, will bear your pro rata portion of the Fund's fees and expenses. You also will be subject to the investment risks associated with the Fund's remaining assets, which may be heightened due to the fact that the Fund's investments will be concentrated in a small number of illiquid partnerships. No one can accurately predict the value of the Fund's investments or the size of the proceeds to be derived therefrom during the liquidation process, and such proceeds may be higher (or lower) than the Offer Price. In addition, for so long as the Fund continues to own interests in the partnerships, Unitholders will continue to receive Schedule K-1 tax reports and likely will need to file for extensions for filing their own annual income tax returns.

  The Fund has previously indicated that following the consummation of the Tender Offer, it does not intend to conduct any further semi-annual tender offers for Units that remain outstanding. Therefore, Limited Partners who do not participate in the Tender Offer will receive distributions only as the Fund's remaining assets are liquidated and will be exposed to the investment return (whether positive or negative) of a limited number of issuers and the performance of the Fund may be increasingly volatile. Following the Fund's deregistration from the 1940 Act (as described above), the Company may explore options to allow it to repurchase or redeem any Units that remain outstanding.

Q:
Have any Limited Partners indicated that they intend to tender their Units?

A:
Yes. Each director and executive officer of the Fund has indicated that he or she intends to tender all of his or her Units.

Q:
When does the Tender Offer expire?

A:
The Tender Offer and withdrawal rights will expire at 11:59 p.m. (Central Time) on November 30, 2011, unless extended. You must tender your Units prior to the Expiration Date if you wish to participate in the Tender Offer.

Q:
What is the NAV per Unit as of a recent date?

A:
As of October 31, 2011, the NAV per Unit was $2,064.32.

Q:
Will the NAV be higher or lower on the date that the price to be paid for tendered Units is to be determined?

A:
No one can accurately predict the NAV at a future date. The NAV may fluctuate between October 31, 2011 and the Expiration Date. You will not know the NAV per Unit as of the Expiration Date prior to the expiration of the Tender Offer.

Q:
Will the NAV be higher or lower on the date the liquidation process is completed and the liquidation proceeds are distributed to the Limited Partners?

A:
As noted above, no one can accurately predict the NAV at a future date, and the NAV may fluctuate between the Expiration Date and the completion of the liquidation process for the Fund, which may take several years to complete. The Fund's remaining investments are comprised of ownership interests in partnerships, many of which require advance notification prior to the Fund's ability to withdraw its investment or impose fees for the withdrawal of an investment prior to a specified time period. Additionally, some partnerships also have internal "side pocket" investments that may remain illiquid for substantial periods. In addition, because the Fund's investments in such partnerships are likely to fluctuate, the actual value of the underlying assets that the Fund will receive upon liquidation may be more (or less) than you receive if you tender your Units for the Offer Price in this Tender Offer. Limited Partners who do not tender their Units will also bear the remaining costs and expenses of the liquidation and dissolution process. Therefore, it is possible that if you tender your Units in the Tender Offer you will receive more (or less) per Unit than you would receive if you held your Units throughout the liquidation process and received the proceeds from the liquidation as the underlying assets are sold.

Q:
Do I have to do anything if I want to retain my Units?

A:
No, you do not have to do anything if you want to retain your Units. However, as described above, the Fund is liquidating pursuant to and in accordance with the Plan and the Partnership Agreement. The Fund has previously indicated that it does not intend to conduct any further semi-annual tender offers to provide liquidity during the liquidation process. Therefore, Limited Partners who do not participate in the Tender Offer will receive distributions only as the Fund's remaining assets are liquidated and will be exposed to the investment return (whether positive or negative) of a limited number of issuers and the performance of the Fund may be increasingly volatile.

  If you decide not to tender your Units, following the completion of the Tender Offer you will still own the same number of Units that you held prior to the commencement of the Tender Offer. The Company's purchase of Units in the Tender Offer will reduce the number of Unitholders and following the Tender Offer the Company intends to cause the Fund to deregister as an investment company under the 1940 Act, as described above, and to operate as a private investment fund during the remainder of the liquidation and dissolution process.

  In addition, the Fund will liquidate pursuant to and in accordance with the Plan and the Partnership Agreement, and you will receive distributions from the proceeds from the liquidation (net of expenses), in such amount as you are entitled pursuant to the Partnership Agreement and pro rata to the amount of Units you hold, over the course and ending upon completion of the liquidation process. During this time you, as a Unitholder in the Fund, will bear your pro rata portion of the Fund's fees and expenses. You also will be subject to the investment risks associated with the Fund's remaining assets, which may be heightened due to the fact that the Fund's investments will be concentrated in a small number of illiquid partnerships. No one can accurately predict the value of the Fund's investments or the size of the proceeds to be derived therefrom during the liquidation process, and such proceeds may be higher (or lower) than the Offer Price. In addition, for so long as the Fund continues to own interests in the partnerships, Unitholders will continue to receive Schedule K-1 tax reports and likely will need to file for extensions for filing their own annual income tax returns.

Q:
Has the Fund Board made a recommendation regarding participation in the Tender Offer?

A:
Yes. The Fund Board unanimously recommends that the Limited Partners tender their Units in the Tender Offer. The full text of the Fund Board's recommendation, and reasons supporting the recommendation, are included in the Fund's Schedule 14D-9. In making your decision, you should carefully read the Schedule 14D-9, together with the information in this Offer to Purchase and in the related Letter of Transmittal.

Q:
Does the Company have the financial resources to pay for the Units?

A:
Yes. The Company has available funds in an amount sufficient to complete the Tender Offer out of cash in hand. We estimate that the Company will need approximately $22,171,274 to purchase all of the Units pursuant to the Tender Offer and to pay estimated related transaction fees and expenses (based on the NAV per Unit as of October 31, 2011). The Tender Offer is not conditioned upon our ability to finance the purchase of Units pursuant to the Tender Offer. See Section 9—"Source and Amount of Funds."

Q:
Is the Company's financial condition relevant to my decision to tender my Units in the Tender Offer?

A:
We do not believe that the Company's financial condition is relevant to your decision whether or not to tender in the Tender Offer because (1) the form of payment consists solely of cash and (2) all of our funding will come from our cash on hand. Additionally, the Tender Offer is not subject to any financing condition. See Section 8—"Conditions to the Tender Offer".

Q:
How do I participate in the Tender Offer?

A:
If you desire to tender your Units, you must complete and sign the Letter of Transmittal. Send the completed Letter of Transmittal, together with any other documents required by the Letter of Transmittal, so that it is received by the Company at the address listed below before 11:59 p.m. (Central Time) on the Expiration Date. The Letter of Transmittal, together with any other documents required by the Letter of Transmittal, may be sent by mail, fax or e-mail.

    Kiewit Finance Group Inc.
    Kiewit Plaza
    3555 Farnam Street
    Omaha, Nebraska 68131
    Attention: Douglas A. Obermier
    Fax: (402) 271-2965
    E-mail: doug.obermier@kiewit.com

Q:
Is there any limit on the number of Units I may tender?

A:
You may only tender all of the Units that you hold. Partial tenders will not be accepted.

Q:
Can I change my mind after I tender my Units?

A:
Yes, you may withdraw tenders of your Units at any time before the Expiration Date by following the procedures set forth in this Offer to Purchase. If you wish to withdraw your tender of Units, you must withdraw all tendered Units. If you then change your mind again, you can re-tender all of your Units by following the tender procedures again prior to the Expiration Date.

Q:
Can the Tender Offer be extended and under what circumstances?

A:
Yes, the Company expressly reserves the right, in its sole discretion and for any reason, including the non-satisfaction of the conditions for completion of the Tender Offer set forth in Section 8—"Conditions to the Tender Offer", to extend the period of time during which the Tender Offer is open or to amend the Tender Offer in any respect.

Q:
How will I be notified if the Tender Offer is extended?

A:
If the Company extends the Tender Offer, the Company will issue a press release announcing the extension not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

Q:
Are there any conditions to the Company's obligation to complete the Tender Offer?

A:
The Tender Offer is not conditioned upon any minimum number of Units being tendered. However, it is a condition to the consummation of the Tender Offer that following the Tender Offer there will be fewer than 100 Unitholders. The Tender Offer is not subject to any financing condition. See Section 8—"Conditions to the Tender Offer."

Q:
Will I be taxed on the tender of Units for cash in the Tender Offer?

A:
The receipt of cash in the Tender Offer may be a taxable transaction for U.S. and Canadian federal income tax purposes, and may be a taxable transaction in certain state, local or foreign jurisdictions as well. For a summary of the U.S. and Canadian federal income tax consequences to Limited Partners who sell their Units, see Sections 15—"Material United States Federal Income Tax Consequences" and 16—"Material Canadian Federal Income Tax Consequences."

Q:
Do I have appraisal or dissenter's rights?

A:
There are no appraisal or dissenter's rights available in connection with the Tender Offer.

Q:
Whom should I call with questions about the Tender Offer?

A:
Limited Partners with inquiries relating to the Tender Offer should contact Douglas A. Obermier at (402) 342-2052, from 7:00 a.m. to 5:00 p.m. (Central Time), Monday through Friday.

 THE TENDER OFFER

SECTION 1.    Terms of the Tender Offer.

        Upon the terms and subject to the conditions of the Tender Offer, the Company will accept for payment and purchase all outstanding Units that are properly tendered and not withdrawn prior to the Expiration Date, for cash, at the Offer Price. The Offer Price will be equal to the NAV per Unit as of the Expiration Date (November 30, 2011 unless the Tender Offer is extended) minus $35 per Unit (which is the estimated amount per Unit it will cost the Fund to operate during the liquidation process (assuming the Fund is no longer registered under the 1940 Act), including estimated expenses related to the liquidation and the Company's Tender Offer related expenses).

        The NAV per Unit as of October 31, 2011 was $2,064.32. The NAV may fluctuate between October 31, 2011 and the Expiration Date. You will not know the NAV per Unit as of the Expiration Date prior to the expiration of the Tender Offer. Unitholders who decide not to tender their Units should understand that because the estimated fair market value of Fund's investments in the partnerships described above is likely to fluctuate, the actual value of the underlying assets that the Fund will receive upon liquidation may be more or less than you would have received if you had tendered your Units for the Offer Price in the Tender Offer. Limited Partners who do not tender their Units will also bear the remaining costs and expenses of the liquidation and dissolution process. Therefore, it is possible that if you tender your Units in the Tender Offer you will receive more or less per Unit than you would receive if you held your Units throughout the liquidation process and received the proceeds from the liquidation as the underlying assets are sold. The Company will not pay interest on the Offer Price under any circumstances.

        Limited Partners who wish to participate in the Tender Offer must tender all of the Units held by that Limited Partner. Partial Units will not be accepted.

        The Company may, subject to the rules under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), delay accepting or purchasing any Units in order to comply in whole or in part with any applicable law. For a description of the Company's right to delay, terminate or amend the Tender Offer, see Section 17—"Extension of Tender Period; Termination; Amendment". The Company reserves the right to decrease the number of Units it is seeking in the Tender Offer, subject to applicable laws and regulations described below.

        The Tender Offer is being made to all Limited Partners and is not conditioned upon any minimum number of Units being tendered. However, it is a condition to the consummation of the Tender Offer that following the consummation of the Tender Offer there will be fewer than 100 Unitholders. The Tender Offer is not subject to any financing condition. See Section 8—"Conditions to the Tender Offer".

        This Offer to Purchase and the related Letter of Transmittal are being sent to persons who were holders of record of Units at the close of business on October 31, 2011. As of that date, there were 10,874.453 Units outstanding, held by 431 Limited Partners.

        The Company does not intend to provide for a subsequent offering period.

SECTION 2.    Purpose of the Tender Offer.

        A special meeting of the Fund Board was held on June 28, 2011. At this meeting, the Fund Board voted unanimously to dissolve and liquidate the Fund. In connection with the liquidation of the Fund, the Company is conducting the Tender Offer in order to offer Unitholders the ability to receive payment for their Units prior to the conclusion of the liquidation process.

        Following the consummation of the purchase of Units in the Tender Offer, the Company intends to cause the Fund to deregister as an investment company under the 1940 Act and to operate as a private investment fund during the remainder of the liquidation and dissolution process. Once the Fund has completed the deregistration process, the Fund will no longer be subject to the regulatory requirements imposed on registered investment companies by the 1940 Act and remaining Unitholders would not receive the benefit of the shareholder-protective measures imposed by the 1940 Act. The Company estimates that this deregistration will save the Fund between approximately $1,400,000 to $1,600,000 ($125 to $150 per Unit) in operating costs through the Fund's liquidation process, which costs would otherwise be borne by the Fund and the Unitholders.

SECTION 3.    The Offeror.

        The Company is a wholly-owned subsidiary of PKS. PKS is engaged in the construction and mining businesses and is the successor of a construction business enterprise founded in Omaha, Nebraska in 1884. The General Partner is an affiliate and wholly owned subsidiary of PKS. The General Partner has delegated to the Fund Board substantially all of its rights, duties and powers to manage the affairs of the Fund, including those that may be vested in the board of directors of a corporation organized under Delaware law. As such, the Fund Board exercises the powers, authority and responsibilities on behalf of the Fund that are substantially identical to the powers, authority and responsibilities that are customarily exercised by the "board of directors" of an investment company registered under the 1940 Act that is organized as a Delaware corporation. Therefore, neither PKS nor the Company believes that PKS, the Company or the General Partner is an affiliate of the Fund.

SECTION 4.    The Fund.

        The Fund is registered under the 1940 Act, as a non-diversified, closed-end management investment company. The Fund is operated as an "employees' securities company" under the 1940 Act and was designed as a long-term investment vehicle primarily for current full-time employees of PKS and its affiliates who are participants in the Kiewit Plan, former employees of PKS and its affiliated companies who were participants in the Kiewit Plan or were holders of the Company's $0.01 par value common stock, members of each such person's immediate family and certain specified qualified investment vehicles of such current and former employees.

        A special meeting of the Fund Board was held on June 28, 2011. At this meeting, the Fund Board voted unanimously to dissolve and liquidate the Fund. To facilitate the dissolution of the Fund, the Fund Board adopted the Plan. In accordance with the Plan and the Partnership Agreement, the Fund has commenced liquidating its assets. Approximately 86.79% of the Fund's assets (as a percentage of the Fund's portfolio immediately prior to the commencement of the liquidation process on June 30, 2011) have been sold or redeemed to date. The Fund's remaining investments, however, are comprised of ownership interests in partnerships, many of which require advance notification prior to the Fund's ability to withdraw its investment or which impose fees for the withdrawal of an investment prior to a specified time period. Additionally, some partnerships also have internal "side pocket" investments that may remain illiquid for substantial periods. As a result, it may take several years to fully liquidate the Fund's remaining investments. In order to offer the Limited Partners the ability to receive payment for their Units prior to the conclusion of the liquidation process, and to make 2011 the final tax year that tendering Unitholders will need to extend their tax returns for Fund related items, the Company is offering to purchase any and all Units for cash, at the Offer Price. The Fund has previously indicated that following the consummation of the Tender Offer, it does not intend to conduct any further semi-annual tender offers for Units that remain outstanding.

        The Offer Price will be equal to the NAV per Unit as of the Expiration Date (November 30, 2011 unless the Tender Offer is extended) minus $35 per Unit (which is the estimated amount per Unit it will cost the Fund to operate during the liquidation process (assuming the Fund is no longer registered under the 1940 Act), including estimated expenses related to the liquidation and the Company's Tender Offer related expenses). Following the consummation of the purchase of Units in the Tender Offer, the

Company intends to cause the Fund to deregister as an investment company under the 1940 Act and to operate as a private investment fund during the remainder of the liquidation and dissolution process. Once the Fund has completed the deregistration process, the Fund will no longer be subject to the regulatory requirements imposed on registered investment companies by the 1940 Act and any remaining Unitholders would not receive the benefit of the shareholder-protective measures imposed by the 1940 Act.

SECTION 5.    Calculation of Net Asset Value; Acceptance for Payment and Payment for Units.

        As of October 31, 2011, the NAV per Unit was $2,064.32. You will not know the NAV per Unit as of the Expiration Date (November 30, 2011 unless the Tender Offer is extended) prior to the expiration of the Tender Offer.

        The Fund's NAV is the value of the total assets less its liabilities. In computing NAV, securities and assets of the Fund will be valued at market value, if market quotations are readily available, or will be valued at fair value as determined in accordance with procedures adopted by the Fund Board. Expenses of the Fund and its liabilities are taken into account for purposes of computing NAV. In addition, the Fund Board has approved procedures pursuant to which the Fund values its investments in portfolio funds at fair value. Approximately 86.79% of the Fund's assets (as a percentage of the Fund's portfolio immediately prior to the commencement of the liquidation process on June 30, 2011) have been sold or redeemed to date in connection with the liquidation. The Fund's remaining investments, however, are comprised of ownership interests in partnerships, many of which require advance notification prior to the Fund's ability to withdraw its investment or impose fees for the withdrawal of an investment prior to a specified time period. Additionally, some partnerships also have internal "side pocket" investments that may remain illiquid for substantial periods. In addition, because the Fund's investments in the partnerships described above are likely to fluctuate, the actual value of the underlying assets that the Fund will receive upon liquidation may be more or less than you receive if you tender your Units for the Offer Price in this Tender Offer.

        Upon the terms and subject to the conditions of the Tender Offer being satisfied or waived (including, if the Tender Offer is extended or amended, the terms and conditions of the Tender Offer as so extended or amended), after the Expiration Date, the Company will promptly accept for payment all outstanding Units that have been validly tendered and not properly withdrawn or deemed withdrawn prior to the Expiration Date, except as described in Section 17—"Extension of Tender Period; Termination; Amendment." The Company will, promptly after its acceptance of Units for purchase, deliver checks to Limited Partners who validly tendered Units.

        The Company expressly reserves the right, in its sole discretion but subject to the applicable rules of the SEC, to delay acceptance for payment of, and thereby delay payment for, Units if any of the conditions discussed herein or in the Letter of Transmittal has not been satisfied or upon the occurrence of any of the other events specified in Section 8—"Conditions to the Tender Offer".

        In all cases, payment for Units purchased pursuant to the Tender Offer will be made only after timely receipt of the documents described in Section 6—"Procedures for Tendering Units".

        Holders who tender their Units generally will not be obligated to pay any stock transfer tax in connection with the Tender Offer. However, if the payment of any stock transfer taxes is required, tendering Limited Partners will be responsible for the payment of those taxes. The Company will not pay interest under the Tender Offer, regardless of any delay in purchasing the Units or delivering payment.

SECTION 6.    Procedures for Tendering Units.

        Proper Tender of Units.    To validly tender Units, you must send to the Company the following documents, to be received by the Company before 11:59 p.m. (Central Time) on the Expiration Date for the Tender Offer:

  •
  a completed and executed Letter of Transmittal; and

  •
  any other documents required by the Letter of Transmittal.

        There are no guaranteed delivery provisions provided for by the Company in conjunction with the Tender Offer. Units must be tendered in accordance with the procedures set forth in this Section 6.

        The method of delivery of the Letter of Transmittal and all other required documents is at the election and sole risk of the tendering Limited Partner, and the delivery will be deemed made only when actually received by the Company. In all cases, sufficient time should be allowed to ensure timely delivery.

        The Letter of Transmittal and any other documents required by the Letter of Transmittal may be sent using the following mailing address, fax number or e-mail address:

    Kiewit Finance Group Inc.
    Kiewit Plaza
    3555 Farnam Street
    Omaha, Nebraska 68131
    Attention: Douglas A. Obermier
    Fax: (402) 271-2965
    E-mail: doug.obermier@kiewit.com

        If you wish to participate in the Tender Offer, you must tender all of the Units that you hold. Partial tenders will not be accepted.

        THE COMPANY DOES NOT VIEW THE CERTIFICATION CONTAINED IN THE LETTER OF TRANSMITTAL THAT THE LIMITED PARTNER SIGNING SUCH LETTER OF TRANSMITTAL HAS RECEIVED AND READ THE OFFER TO PURCHASE AS A WAIVER OF LIABILITY. THE COMPANY WARRANTS THAT IT WILL NOT ASSERT THAT SUCH CERTIFICATION BY ANY LIMITED PARTNER CONSTITUTES A WAIVER OF LIABILITY.

        The Company's Interpretations are Binding.    The Company will determine at its own discretion all questions as to the form of documents, including notices of withdrawal, and the validity, form, eligibility, including time of receipt, and acceptance for purchase of any tender of Units. This determination will be final and binding on all tendering Limited Partners. However, a tendering Limited Partner who disagrees with an interpretation by the Company may seek recourse under state law, to the extent that any such recourse is available. The Company reserves the right to:

  •
  reject any and all tenders of any Units not properly tendered;

  •
  waive any defects or irregularities in the tender of Units or any conditions of the Tender Offer either before or after the Expiration Date; and

  •
  request any additional information from any Limited Partner that the Company deems necessary.

        The Company will not be under any duty to notify tendering Limited Partners of any defect or irregularity in tenders or notices of withdrawal.

SECTION 7.    Withdrawal Rights.

        You may withdraw tenders of Units at any time prior to the Expiration Date and, unless the Company has accepted your tender as provided in this document, after the expiration of 40 business days from the commencement of the Tender Offer.

        If the Company:

  •
  delays its acceptance of Units tendered;

  •
  extends the Tender Offer; or

  •
  is unable to accept Units tendered under the Tender Offer for any reason,

then, without prejudice to the Company's rights under the Tender Offer, the Company may retain Units tendered, and those Units may not be withdrawn except as provided in the immediately preceding paragraph, subject to provisions under the Exchange Act, that provide that a third party making a tender offer shall either pay the consideration offered or return tendered securities promptly after the termination or withdrawal of the tender offer.

        For a withdrawal to be effective, a written notice of withdrawal must be received by the Company on or prior to the Expiration Date at its address set forth in Section 12—"Certain Information about PKS, the Company and the Fund." The notice of withdrawal must:

  •
  specify the name of the person having tendered the Units to be withdrawn.

        Any Units withdrawn will be deemed not to have been validly tendered for purposes of the Tender Offer. Properly withdrawn Units may be re-tendered by following the procedures described in Section 6—"Procedures for Tendering Units" at any time on or before the Expiration Date. No partial withdrawals of Units will be permitted.

        Except, as otherwise provided in this Section 7, any tender of Units made under the Tender Offer is irrevocable.

SECTION 8.    Conditions to the Tender Offer.

        The Tender Offer is subject to various conditions. The Company expressly reserves the right to abandon the Tender Offer and not accept for purchase any Units if following the consummation of the Tender Offer there would be 100 or more Unitholders or any of the following events have occurred prior to the Expiration Date:

  •
  there shall have been instituted or threatened or be pending any action or proceeding before or by any court or governmental, regulatory or administrative agency or instrumentality, or by any other person, that challenges the making of or the consummation of the Tender Offer, or that has, or its reasonably likely to have, in the judgment of the board of directors of the Company (the "Company Board"), a material adverse effect on the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of the Company or the Fund;

  •
  any order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in the judgment of the Company Board, would or might prohibit, prevent, restrict or delay consummation of the Tender Offer, or is reasonably likely to have, in the judgment of the Company Board, a material adverse effect on the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of the Company or the Fund;

  •
  there shall have occurred or be likely to occur any event that, in the judgment of the Company Board, would or might prohibit, prevent, restrict or delay consummation of the Tender Offer, or is reasonably likely to materially impair the contemplated benefits of the Tender Offer, or otherwise make the consummation of the Tender Offer not, or not reasonably likely to be, in the best interests of the Company; or

  •
  there shall have occurred a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States; any limitation, whether or not mandatory, by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, on, or other event that, in the judgment of the Company Board might affect, the extension of credit by banks or other lending institutions in the United States; a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States; or a material acceleration or worsening of any of these events that exists on the date of this Offer to Purchase.

        The determination of whether all conditions to the Tender Offer are satisfied (or waived) will be made by the Company Board prior to the Expiration Date.

SECTION 9.    Source and Amount of Funds.

        The Company has available funds in an amount sufficient to complete the Tender Offer out of cash in hand. We estimate that we will need approximately $22,171,274 to purchase all of the Units pursuant to the Tender Offer (based on the NAV as of October 31, 2011) and to pay estimated related transaction fees and expenses. The Tender Offer is not conditioned upon our ability to finance the purchase of Units pursuant to the Tender Offer.

SECTION 10.    Special Factors.

        Under the rules governing "going-private" transactions, PKS and the Company may be deemed to be engaged in a "going-private" transaction and would therefore be required to include additional disclosures in this Offer to Purchase. The Company does not concede that it or PKS are affiliates of the Fund, or that they may therefore be deemed to be engaged in a going private transaction. In this regard, the Company notes that, although the General Partner of the Fund is a wholly owned subsidiary of PKS, the General Partner has delegated to the Fund Board substantially all of its rights, duties and powers to manage the affairs of the Fund, including those that may be vested in the board of directors of a corporation organized under Delaware law. As such, the Fund Board exercises the powers, authority and responsibilities on behalf of the Fund that are substantially identical to the powers, authority and responsibilities that are customarily exercised by the "board of directors" of an investment company registered under the 1940 Act that is organized as a Delaware corporation.

        The Company is making certain additional disclosures included in this Offer to Purchase solely for the purposes of complying with the requirements, to the extent they may be so required, of Rule 13e-3 and related rules under the Exchange Act.

        Background of the Offer; Contacts with the Fund.    PKS and the Company have had several telephonic and in-person conversations, and email communications with the officers of the Fund regarding the liquidation of the Fund, how the Company could assist with that process in a manner to maximize the benefits of liquidation for Unitholders, assist in allowing the Fund to liquidate on an orderly basis, and the matters described herein. From time to time, the Company and PKS may continue to hold discussions with the Fund regarding these matters.

        Transactions involving Units.    None of PKS, the Company nor any of their respective directors or officers has engaged in any transactions involving Units during the sixty days prior to the date of this Offer to Purchase.

        Position of the Company Regarding the Fairness of the Tender Offer.    The Board of Directors of the Company has determined that the terms of the Tender Offer are fair and advisable to and in the best interests of the Unitholders (including unaffiliated Unitholders).

  Position of the Fund Board.

        The Fund's Schedule 14D-9 states that the Fund Board based its decision to recommend the Tender Offer on its business judgment that the benefits of the Tender Offer to the Unitholders (including the unaffiliated Unitholders) outweigh any negative considerations. The Fund Board determined that the Tender Offer represents the best reasonably available alternative to Unitholders, given the fact that the Fund is currently liquidating. In the course of reaching its decision, the Fund Board considered the liquidation value of the Fund because the Fund is currently liquidating and the purpose of the Tender Offer is to offer Unitholders the ability to receive payment for their Units prior to the completion of the liquidation process. The Fund Board did not consider the net book value of the Units in evaluating the Tender Offer because it did not consider book value to be a relevant consideration for a partnership interest. Because there is no trading market for the Units, the Fund Board did not consider the historical trading prices of the Units.

        Neither the Fund nor any affiliate of the Fund has received any report, opinion or appraisal from an outside party that is materially related to the Tender Offer.

        A majority of the members of the Fund Board who are not employees of the Fund approved the Tender Offer, but such directors did not retain an unaffiliated representative to act solely on behalf of unaffiliated Unitholders for purposes of reviewing the terms of the Tender Offer or preparing a report concerning the fairness of the Tender Offer. The Tender Offer is not structured so that approval of at least a majority of unaffiliated Unitholders is required.

        The full text of the Fund Board's recommendation, and reasons supporting the recommendation are included in the Fund's Schedule 14D-9. Unitholders are urged to read the Schedule 14D-9 carefully and in its entirety.

  Certain Effects of the Tender Offer; Purposes, Reasons and Plans for the Fund after the Tender Offer.

        The Fund is currently in the process of liquidating in accordance with the Plan and the Partnership Agreement. Following the consummation of the Tender Offer, the Fund will continue to liquidate. In addition, it is a condition to the consummation of the Tender Offer that following consummation there will be fewer than 100 Unitholders. Following the consummation of the Tender Offer, the Company intends to cause the Fund to deregister as an investment company under the 1940 Act and to operate as a private investment fund during the remainder of the liquidation and dissolution process. Following the deregistration process, the Fund will no longer be subject to the regulatory requirements imposed on registered investment companies by the 1940 Act and any remaining Unitholders would not receive the benefit of the shareholder-protective measures imposed by the 1940 Act.

        All Units acquired by the Company in the Tender Offer will remain outstanding and will be held by the Company.

        The Company reserves the right to purchase, following the consummation or termination of the Tender Offer, additional Units in another tender offer or otherwise. Following the Fund's deregistration from the 1940 Act (as described above), the Company may explore options to allow it to repurchase or redeem any Units that remain outstanding.

        Composition of the Fund Board following Consummation of the Tender Offer.    Following consummation the Tender Offer, the Company intends to maintain the current composition of the Fund Board during the pendency of the Fund's deregistration as an investment company under the 1940 Act.

SECTION 11.    Interest in Securities of the Fund.

        The table below shows information about the ownership of Units as of the date of this Offer to Purchase by PKS and its directors and executive officers.

Name	Position with PKS	Number of Units Beneficially Owned		Percent of Units
Peter Kiewit Sons', Inc.	N/A	0		0
Bruce E. Grewcock	President, Chief Executive Officer, Chief Operating Officer and Director	1,156.621	(1)	10.64
Douglas E. Patterson	Director	0		0
R. Michael Phelps	Director	135.000		1.24
Scott L. Cassels	Director	68.748		0.63
Kirk R. Samuelson	Division Manager and Director	146.667		1.35
Thomas S. Shelby	Division Manager and Director	6.667		0.06
Louis Chapdelaine	Division Manager and Director	0		0
Richard A. Lanoha	Director	6.000		0.06
Christopher J. Murphy	Director	0		0
Kenneth E. Stinson	Director	4,783.16	(2)	43.99
Mogens C. Bay	Director	0		0
Michael R. McCarthy	Director	0		0
Richard W. Colf	Director	40.000		0.37
Walter Scott Jr.	Director	0		0
Bobby S. Shackouls	Director	0		0

(1)
Includes 689.954 Units held by Mr. Grewcock's spouse and children as beneficiaries of trusts.

(2)
Includes 314.396 Units held by Mr. Stinson's children.

        The table below shows information about the ownership of Units as of the date of this Offer to Purchase by the Company and the General Partner and their respective directors and executive officers.

Name	Position with the Company and/or the General Partner	Number of Units Beneficially Owned		Percent of Units
Kiewit Finance Group Inc.	N/A	0		0
Kiewit Investment Holdings, Inc.	N/A	6.667		0.06
Bruce E. Grewcock	President and Director of the Company and of the General Partner	1,156.621	(1)	10.64
Michael J. Piechoski	Vice President of the Company	0		0
Scott A. Schmidt	Vice President of the Company	0		0
Tobin A. Schropp	Vice President of the Company and of the General Partner	66.667		0.61

(1)
Includes 689.954 Units held by Mr. Grewcock's spouse and children as beneficiaries of trusts.

Each director and executive officer of the Fund, including Mr. Stinson, has indicated that he or she intends to tender all of his or her Units. The directors and executive officers of the Fund own, in the aggregate, 4,808.721 Units, which represents approximately 44.22% of the outstanding Units.

SECTION 12.    Certain Information about PKS, the Company and the Fund.

        PKS is a Delaware corporation and is engaged in the construction and mining businesses and is the successor of a construction business enterprise founded in Omaha, Nebraska in 1884. The mailing address of each of PKS and the Company is Kiewit Plaza, 3555 Farnam Street, Omaha, Nebraska 68131. The telephone number of each of PKS and the Company is (402) 342-2052. For additional information about PKS and the Company see Section 13—"Additional Information".

        Information as to each of PKS' and the Company's respective directors and executive officers is set forth below.

Name	Position with PKS	Business Experience	Age
Mogens C. Bay Citizenship: U.S.	Director	Mr. Bay is the Chairman of the Board and Chief Executive Officer of Valmont Industries, Inc. Mr. Bay has been a director of PKS since March 1999 and is the Chairman of the Compensation Committee of the Board of Directors of PKS (the "PKS Board") and a member of the Audit Committee of the PKS Board. Mr. Bay is a "non-inside director" as defined in the Certificate of Incorporation of PKS, as amended (the "Certificate"). Mr. Bay is currently also a director and chairman of the corporate governance and nominating committee of ConAgra Foods, Inc. and is a director of Valmont Industries, Inc.	62
Scott L. Cassels Citizenship: U.S.	Director	Mr. Cassels is an Executive Vice President of Kiewit Corporation. Mr. Cassels is also President of Kiewit Infrastructure Group Inc. Mr. Cassels has been a director of PKS since June 2004 and is a member of the Executive Committee of the PKS Board.	53
Louis Chapdelaine Citizenship: Canada	Division Manager and Director	Mr. Chapdelaine is a Division Manager of PKS. Mr. Chapdelaine is also a Senior Vice President of Kiewit Corporation. Mr. Chapdelaine has been a director of PKS since April 2009.	53
Richard W. Colf Citizenship: U.S.	Director	Mr. Colf was an Executive Vice President of PKS from July 1998 until March 2010. Mr. Colf has been a director of PKS since August 1997. Mr. Colf was first elected to the board of directors of PKS' former parent corporation in 1994.	68
Bruce E. Grewcock Citizenship: U.S.	President, Chief Executive Officer, Chief Operating Officer and Director	Mr. Grewcock is the President, Chief Executive Officer and Chief Operating Officer of PKS. Mr. Grewcock is also the President and Chief Executive Officer of Kiewit Corporation. Mr. Grewcock has been a director of PKS since August 1997 and is a member of the Executive Committee of the PKS Board. Mr. Grewcock was first elected to the board of directors of PKS' former parent corporation in 1994.	57
Richard A. Lanoha Citizenship: U.S.	Director	Mr. Lanoha is an Executive Vice President of Kiewit Corporation. Mr. Lanoha is also an Executive Vice President of Kiewit Industrial Group Inc. Mr. Lanoha has been a director of PKS since April 2009 and is a member of the Executive Committee of the PKS Board.	44

Name	Position with PKS	Business Experience	Age
Michael R. McCarthy Citizenship: U.S.	Director	Mr. McCarthy is Chairman of McCarthy Group, LLC. Mr. McCarthy has been a director of PKS since June 2001 and is the Chairman of the Audit Committee of the PKS Board and a member of the Compensation Committee of the PKS Board. Mr. McCarthy is a "non-inside director" as defined in the Certificate. Mr. McCarthy is also currently a director and chairman of the compensation committee of Cabela's Incorporated, a director and member of the audit committee of Election Systems & Software, Inc. and World's Foremost Bank, and is a director of Union Pacific Corporation and McCarthy Group, LLC.	60
Christopher J. Murphy Citizenship: U.S.	Director	Mr. Murphy is an Executive Vice President of Kiewit Corporation. Mr. Murphy has been a director of PKS since June 2006 and is a member of the Executive Committee of the PKS Board.	56
Douglas E. Patterson Citizenship: U.S.	Director	Mr. Patterson is an Executive Vice President of Kiewit Corporation and President of Kiewit Industrial Group Inc. Mr. Patterson has been a director of PKS since June 2001 and is a member of the Executive Committee of the PKS Board.	60
R. Michael Phelps Citizenship: U.S.	Director	Mr. Phelps is an Executive Vice President of Kiewit Corporation. Mr. Phelps is also an Executive Vice President of Kiewit Infrastructure Group Inc. Mr. Phelps has been a director of PKS since June 2004 and is a member of the Executive Committee of the PKS Board.	58
Kirk R. Samuelson Citizenship: U.S.	Division Manager and Director	Mr. Samuelson is a Division Manager of PKS. Mr. Samuelson is also a Senior Vice President of Kiewit Corporation. Mr. Samuelson has been a director of PKS since June 2006.	54
Walter Scott Jr. Citizenship: U.S.	Director	Mr. Scott is the Chairman of the board of directors of Level 3 Communications, Inc. Mr. Scott has been a director and Chairman Emeritus of PKS since August 1997. Mr. Scott is currently also a director and chairman of the audit committee of Valmont Industries, Inc., and serves as a director of Berkshire Hathaway Inc., MidAmerican Energy Holdings Company and Level 3 Communications, Inc. Mr. Scott was first elected to the board of directors of PKS' former parent corporation in 1964.	80

Name	Position with PKS	Business Experience	Age
Bobby S. Shackouls Citizenship: U.S.	Director	Mr. Shackouls was Chairman of Burlington Resources from 1997 to 2006 and was the President and the Chief Executive Officer of Burlington Resources from 1995 to 2006. Mr. Shackouls was the President and Chief Executive Officer of Meridian Oil, a wholly owned subsidiary of Burlington Resources, from 1994 to 1995 and was an Executive Vice President and the Chief Operating Officer of Meridian Oil from 1993 to 1994. Mr. Shackouls has been a director of PKS since February 2008. Mr. Shackouls is a "non-inside director" as defined in the Certificate. Mr. Shackouls is vice chairman of the Texas Heart Institute, executive board member of the Sam Houston Area Council and National Board of the Boy Scouts of America, Vice President of The Mississippi State University Foundation and serves as an independent director and member of the audit committee of PPA Natural Gas Storage. Mr. Shackouls is also a director and member of the corporate governance and audit committees of The Kroger Company.	60
Thomas S. Shelby Citizenship: U.S.	Division Manager and Director	Mr. Shelby is a Division Manager of PKS. Mr. Shelby is also a Senior Vice President of Kiewit Corporation. Mr. Shelby has been a director of PKS since June 2006.	52
Kenneth E. Stinson Citizenship: U.S.	Director
		Mr. Stinson was the Chief Executive Officer of PKS from March 1998 until December 2004 and was the President of PKS from August 1997 until December 2000. Mr. Stinson has been a director and Chairman of the PKS Board since August 1997 and is the Chairman of the Executive Committee of the PKS Board. Mr. Stinson is also currently a director and chairman of the human resources committee of ConAgra Foods, Inc., lead director and member of the human resources committee of Valmont Industries, Inc., a director and member of the audit committee of McCarthy Group, LLC, and a director of the Fund. Mr. Stinson was first elected to the board of directors of PKS' former parent corporation in 1987.	69

        During the past five years none of the Company, PKS or the above persons has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the entity or person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

        Except as set forth elsewhere in this Offer to Purchase (including, but not limited to, Section 11—"Interest in Securities of the Fund"), none of the Company or, to the knowledge of the Company, any of the persons listed in this Section 12, beneficially owns or has a right to acquire any Units or any other equity securities of the Fund.

        Except as set forth elsewhere in this Offer to Purchase (including, but not limited to, Section 10—"Special Factors"), (i) neither the Company nor, to the knowledge of the Company, any of the persons listed in this Section 12, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Fund and (ii) during the two years prior to the date of this Offer to Purchase, there have been no transactions that would require reporting under the rules and regulations of the SEC between the Company or any of the Company's affiliates or, to the knowledge of the Company, any of the persons listed in this Section 12, on the one hand, and the Fund or any of its executive officers, directors and/or affiliates, on the other hand.

        Except as set forth elsewhere in this Offer to Purchase (including, but not limited to, Section 10—"Special Factors"), during the two years prior to the date of this Offer to Purchase, there have been no contracts, negotiations or transactions between the Company or any of the Company's affiliates or, to the knowledge of the Company, any of the persons listed in this Section 12, on the one hand, and the Fund, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

        We do not believe that the Company's financial condition is relevant to your decision whether to tender in the Tender Offer because (1) the form of payment consists solely of cash and (2) all of our funding will come from our cash on hand. Additionally, the Tender Offer is not subject to any financing condition. See Section 8—"Conditions to the Tender Offer".

        The Fund is a Delaware limited liability limited partnership and is registered under the 1940 Act as a non-diversified, closed-end management investment company. The Fund is operated as an "employees' securities company" under the 1940 Act and was designed as a long-term investment vehicle primarily for current full-time employees of PKS and its affiliated companies who are participants in the Kiewit Plan, and former employees of PKS and its affiliated companies who were participants in the Kiewit Plan or were holders of PKS' $0.01 par value common stock, members of each such person's immediate family and certain specified qualified investment vehicles of such current and former employees. The Fund's mailing address is Kiewit Plaza, 3555 Farnam Street, Omaha, Nebraska 68131. The telephone number is (800) 443-4306.

        The information concerning the Fund contained in this Offer to Purchase has been provided to the Company by the Fund or has been taken from or is based upon publicly available documents of the Fund on file with the SEC. The Company has not independently verified the accuracy and completeness of such information. The Company has no knowledge that would indicate that any statement contained herein relating to the Fund is untrue or incomplete in any material respect.

SECTION 13.    Additional Information.

        The Company filed with the SEC a Tender Offer Statement on Schedule TO (which, together with any amendments and supplements thereto, collectively constitute, the "Schedule TO"), a Schedule 13E-3 (which, together with any amendments and supplements thereto, collectively constitute, the "Schedule 13E-3") and exhibits to the Schedule TO. In addition, the Fund filed with the SEC a Schedule 14d-9. The Schedule TO, Schedule 13E-3, Schedule 14d-9 and the exhibits to each of them may be inspected at the SEC's public reference library at 100 F Street, N.E., Washington, D.C. 20549. Copies of such information should be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC's principal office at 100 F Street, N.E., Washington D.C. 20549. The SEC also maintains a website at http://www.sec.gov that contains reports and other information relating to the Fund that was filed via the EDGAR System.

SECTION 14.    Financial Information of the Fund.

        The financial information included in the Fund's Forms N-CSR for years ending March 31, 2011 and 2010, respectively, and the Fund's most recently filed Form N-Q, are incorporated herein by reference, including the accompanying notes to the financial statements, which are an integral part of the financial statements.

        The book value per Unit calculated by the Fund was $17,993.21 as of March 31, 2011. The ratio of the Fund's expenses to average net assets calculated by the Fund was 1.16% for the fiscal quarter ended March 31, 2011 and 1.30% for the fiscal year ended March 31, 2010.

SECTION 15.    Material United States Federal Income Tax Consequences.

        The following is a summary of the material U.S. federal income tax considerations generally applicable under the Internal Revenue Code of 1986, as amended (the "Code"), to a Limited Partner who sells all Units to the Company.

        This discussion is based on the Code, Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service (the "IRS") and other applicable authorities, all as in effect on the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion is for general information only and does not address all of the tax consequences that may be relevant to a particular Limited Partner or to Limited Partners subject to special treatment under U.S. federal income tax law. This disclosure is limited to the federal tax issues addressed herein. Additional issues may exist that are not addressed in this disclosure and that could affect the federal tax treatment of the Offer. The discussion that follows assumes each Limited Partner holds its Units as capital assets. Limited Partners are urged to consult their own tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

        As used herein, the term U.S. Limited Partner means a Limited Partner that is, for U.S. federal income tax purposes: an individual citizen or resident of the United States; a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof; or an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source. A non-U.S. Limited Partner is any Limited Partner that is not a U.S. Limited Partner.

        In general, a U.S. Limited Partner that sells its Units in the Fund will recognize taxable gain or loss equal to the difference between (i) the amount of cash received in exchange for the Units plus such Limited Partner's share of any Fund liabilities and (ii) such U.S. Limited Partner's adjusted tax basis in the Units sold. A U.S. Limited Partner's basis in its Units will be adjusted for income, gain or loss allocated (for tax purposes) and distributions made to such Limited Partner for periods before the sale of the Units. Any gain or loss realized will be long-term capital gain or loss or short-term capital gain or loss, depending on the U.S. Limited Partner's holding period in its Units.

        A non-U.S. Limited Partner also generally would be subject to U.S. federal income tax on gain realized upon the sale of Units (i) to the extent that the gain is treated as income effectively connected with a U.S. trade or business and (ii) if not already described in (i), on the non-U.S. Limited Partner's share of unrealized appreciation in U.S. real property assets held by the Fund. The Fund does not anticipate, however, that any U.S. taxes would be required to be withheld in respect of a non-U.S. Limited Partner selling its Units.

        Payments made with respect to Units sold in the Tender Offer will be subject to backup withholding (at a rate of 28%) unless the Limited Partner furnishes the Company with its taxpayer identification number or otherwise complies with applicable U.S. reporting or certification requirements. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a Limited Partner's U.S. federal income tax liability provided the required information is timely furnished to the IRS.

SECTION 16.    Material Canadian Federal Income Tax Consequences.

        The following is a summary of the material Canadian federal income tax considerations generally applicable under the Income Tax Act (Canada) (the "Canadian Act"), to a Limited Partner who sells Units for cash in the Tender Offer and who, for purposes of the Canadian Act, is an individual (other than a trust) resident in Canada, holds Units as capital property and deals at arm's length with the Company and the General Partner of the Fund within the meaning of the Canadian Act. Such individuals shall be referred to herein as "Canadian holders".

        This summary does not apply to a corporation, trust or other entity or to a person who is not a resident in Canada. The discussion does not address all of the tax consequences that may be relevant to a particular Canadian holder. No ruling or other guidance has been or will be sought from the Canada Revenue Agency ("CRA") regarding any matter discussed herein. In addition, it is based on the current provisions of the Canadian Act and the regulations thereunder (the "Canadian Regulations"), in force on the date hereof, specific proposals (the "Tax Proposals") to amend the Canadian Act or the Canadian Regulations publicly announced by the Canadian Minister of Finance prior to the date hereof and an understanding of the current published administrative and assessing practices of the CRA. Except for the Tax Proposals, this summary does not take into account or anticipate any proposed changes to the law or to the CRA's administrative and assessing practices, whether by legislative, governmental or judicial actions.

        The following discussion is intended to be a general description of the Canadian federal income tax considerations generally applicable to a Canadian holder by reason of the Tender Offer. Each Canadian holder is urged to consult such holder's own tax advisor as to the particular tax consequences of the Tender Offer, including the applicability and effect of any provincial, local or foreign laws and of changes in applicable tax laws.

        A Canadian holder from whom Units are purchased by the Company will be treated as having disposed of the Units and will generally realize a capital gain (or a capital loss) to the extent that the proceeds of disposition of the Units, net of any reasonable costs of disposition of the Units, exceed (or are exceeded by) the Limited Partner's adjusted cost base of the Units. The Canadian holder will be dependent upon the enactment of certain Tax Proposals to achieve an appropriate adjustment to the adjusted cost base for purposes of this computation of capital gain (or capital loss), to reflect the Canadian holder's share of taxable income and gains of the Fund for the current fiscal year. It is not clear whether or to what extent a Canadian holder would be entitled to claim a foreign tax credit for any U.S. tax paid in connection with the sale of the Units.

SECTION 17.    Extension of Tender Period; Termination; Amendment.

        The Company expressly reserves the right, in its sole discretion and for any reason, including the non-satisfaction of the conditions for completion of the Tender Offer set forth in Section 8—"Conditions to the Tender Offer", to extend the period of time during which the Tender Offer is open or to amend the Tender Offer in any respect.

        If the Company materially changes the terms of or information concerning the Tender Offer, or if the Company, in its sole discretion, waives a material condition of the Tender Offer, the Company will extend the Tender Offer to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The SEC has stated it believes that under these rules an offer should remain open for a minimum of five business days from the date that notice of a material change, other than a change in price or a change in percentage of securities sought, is first given. The actual length of time will depend on the particular facts and circumstances.

        The Tender Offer will be extended so that it remains open for a minimum of ten business days following the announcement of (i) a change in the number of Units eligible for purchase in the Tender Offer or (ii) a change in the amount of cash Limited Partners will receive as payment for each Unit validly tendered.

        If, prior to the Expiration Date, the Company increases the consideration being paid for Units, such increased consideration will be paid to all Unitholders whose Units are purchased in the Tender Offer, whether or not such Units were tendered before the announcement of such increase in consideration.

        If the conditions indicated in Section 8—"Conditions to the Tender Offer" have not been met, the Company reserves the right, in its sole discretion, so long as Units have not been accepted for payment, to delay acceptance for payment of any Units or to terminate the Tender Offer and not accept for payment any Units. The Company does not intend to terminate the Tender Offer unless any of the conditions to the Tender Offer have not been met (or duly waived).

        If the Company extends the Tender Offer, is delayed in accepting any Units or is unable to accept for purchase any Units under the Tender Offer for any reason, then, without affecting the Company's rights under the Tender Offer, it may retain all Units tendered. These Units may not be withdrawn except as provided in Section 7—"Withdrawal Rights". The Company's reservation of the right to delay acceptance of any Units is subject to applicable law, which requires that the Company pay the consideration offered or return the Units tendered promptly after the termination or withdrawal of the Tender Offer.

        The Company will issue a press release or other public announcement no later than 9:00 a.m. (New York City time) on the next business day following any extension, amendment, non-acceptance or termination of the previously scheduled Expiration Date.

SECTION 18.    Fees and Expenses.

        We have not retained a dealer manager, information agent or depositary for the Tender Offer. Directors and officers of the Company and the Fund may solicit Unitholders to participate in the Tender Offer.

        We will not pay any fees or commissions to any broker or dealer or other person (other than in the event that the laws of one or more jurisdictions require the Tender Offer to be made by a broker or dealer licensed in such jurisdiction, to such broker or dealer) in connection with the solicitation of tenders of Units in connection with the Tender Offer. The following table presents the estimated fees and expenses to be incurred by the Company in connection with the Tender Offer:

SEC Filing Fees	$2,529
Printing	$20,000
Legal Advisor Fees	$80,000
Other Miscellaneous Fees and Expenses	$1,000

Total	$103,529

SECTION 19.    Miscellaneous.

        You should rely only on the information contained in this Offer to Purchase or in the related Letter of Transmittal in connection with the Tender Offer. The Company has not authorized anyone to provide you with information or make any representation that is different from what is contained in this Offer to Purchase. This Offer to Purchase is dated November 1, 2011. You should not assume that the information contained in this Offer to Purchase is accurate as of any date other than such date, and the mailing of this Offer to Purchase to Limited Partners shall not create any implication to the contrary.

        The information concerning the Fund contained in this Offer to Purchase has been provided to the Company by the Fund or has been taken from or is based upon publicly available documents of the Fund on file with the SEC. The Company has not independently verified the accuracy and completeness of such information. The Company has no knowledge that would indicate that any statement contained herein relating to the Fund is untrue or incomplete in any material respect.

        If the making of the Tender Offer or acceptance thereof would not be in compliance with any valid applicable law in any jurisdiction, the Company will make a good faith effort to comply with such law. If, after such good faith effort, the Company cannot comply with such law, the Tender Offer will not be made to, nor will tenders be accepted from or on behalf of, Unitholders in any such jurisdiction.

KIEWIT FINANCE GROUP INC.

November 1, 2011

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  Exhibit (a)(1)(A)
Offer to Purchase for Cash All Outstanding Limited Partnership Units of KIEWIT INVESTMENT FUND LLLP at the Net Asset Value per Unit less $35 per Unit by KIEWIT FINANCE GROUP INC., a wholly-owned subsidiary of PETER KIEWIT SONS', INC.
TABLE OF CONTENTS
SUMMARY TERM SHEET
THE TENDER OFFER